UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Imprivata, Inc.

(Name of Issuer)

Common Stock, $0.001 par value

(Title of Class of Securities)

45323J 10 3

(CUSIP Number)

December 31, 2015

Date of Event Which Requires Filing of the Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 45323J 10 3		13G

1.	Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person Highland Management Partners VI, Inc.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 2,797,576

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 2,797,576

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,797,576

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) 11.2%%

12.	Type of Reporting Person CO

CUSIP No. 45323J 10 3		13G

1.	Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person Highland Management Partners VI Limited Partnership

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 2,710,852

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 2,710,852

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,710,852

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) 10.8%

12.	Type of Reporting Person PN

CUSIP No. 45323J 10 3		13G

1.	Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person Highland Capital Partners VI Limited Partnership

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,751,129

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,751,129

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,751,129

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) 7.0%

12.	Type of Reporting Person PN

CUSIP No. 45323J 10 3		13G

1.	Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person Highland Capital Partners VI-B Limited Partnership

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 959,723

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 959,723

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 959,723

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) 3.8%

12.	Type of Reporting Person PN

CUSIP No. 45323J 10 3		13G

1.	Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person HEF VI Limited Partnership

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 86,724

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 86,724

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 86,724

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) 0.3%

12.	Type of Reporting Person PN

CUSIP No. 45323J 10 3		13G

1.	Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person Highland Entrepreneurs’ Fund VI Limited Partnership

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 86,724

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 86,724

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 86,724

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) 0.3%

12.	Type of Reporting Person PN

CUSIP No. 45323J 10 3	13G

Item 1(a)	Name of Issuer Imprivata, Inc.
Item 1(b)	Address of Issuer’s Principal Executive Offices 10 Maguire Road, Building 1, Suite 125, Lexington, MA 02421

Item 2(a)

Name of Person Filing
This statement is being filed by the following persons with respect to the shares (the “Shares”) of common stock (“Common Stock”) of the Issuer directly owned by Highland Capital Partners VI Limited Partnership (“HCP VI”), Highland Capital Partners VI-B Limited Partnership (“HCP VI-B”) and Highland Entrepreneurs’ Fund VI Limited Partnership (“HEF VI,” and together with HCP VI and HCP VI-B, the “Highland Entities”).

(a) Highland Management Partnership VI Limited Partnership (“HMP VI LP”), the general partner of the Highland Entities;

(b) Highland Management Partners VI, Inc. (“HMP VI INC”), the general partner of HMP VI LP;

(c) HCP VI, which directly owns 1,751,129 Shares;

(d) HCP VI-B, which directly owns 959,723 Shares; and

(e) HEF VI Limited Partnership (“HEF VI LP”), the general partner of HEF VI;

(f) HEF VI, which directly owns 86,724 Shares.

HMP VI INC, HMP VI LP, HCP VI, HCP VI-B, HEF VI LP and HEF VI are sometimes individually referred to herein as a “Reporting Person” and collectively as the “Reporting Persons.”

Item 2(b)	Address of Principal Business Office The address of each of the reporting persons is: c/o Highland Capital Partners LLC One Broadway, 16th Floor Cambridge, Massachusetts 02142
Item 2(c)	Citizenship
	HCP VI	Delaware
	HCP VI-B	Delaware
	HEF VI	Delaware
	HEF VI LP	Delaware
	HMP VI LP	Delaware
	HMP VI INC	Delaware

Item 2(d)	Title of Class of Securities Common Stock, $0.001 par value

CUSIP No. 45323J 10 3			13G

Item 2(e)	CUSIP Number 45323J 10 3

Item 3	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:
Not applicable.

Item 4	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
For HMP VI INC:
	(a)	Amount beneficially owned: 2,797,576 shares of Common Stock
	(b)	Percent of class: 11.2%
	(c)	Number of shares as to which such person has:
		(i)	Sole power to vote or to direct the vote: 0
		(ii)	Shared power to vote or to direct the vote: 2,797,576
		(iii)	Sole power to dispose or to direct the disposition of: 0
		(iv)	Shared power to dispose or to direct the disposition of: 2,797,576
For HMP VI LP:
	(a)	Amount beneficially owned: 2,797,576 shares of Common Stock
	(b)	Percent of class: 11.2%
	(c)	Number of shares as to which such person has:
		(i)	Sole power to vote or to direct the vote: 0
		(ii)	Shared power to vote or to direct the vote: 2,797,576
		(iii)	Sole power to dispose or to direct the disposition of: 0

	(iv)	Shared power to dispose or to direct the disposition of: 2,797,576
For HCP VI:
(a)	Amount beneficially owned: 1,751,129 shares of Common Stock
(b)	Percent of class: 7.0%
(c)	Number of shares as to which such person has:
	(i)	Sole power to vote or to direct the vote: 0
	(ii)	Shared power to vote or to direct the vote: 1,751,129
	(iii)	Sole power to dispose or to direct the disposition of: 0
	(iv)	Shared power to dispose or to direct the disposition of: 1,751,129
For HCP VI-B:
(a)	Amount beneficially owned: 959,723 shares of Common Stock
(b)	Percent of class: 3.8%
(c)	Number of shares as to which such person has:
	(i)	Sole power to vote or to direct the vote: 0
	(ii)	Shared power to vote or to direct the vote: 959,723
	(iii)	Sole power to dispose or to direct the disposition of: 0
	(iv)	Shared power to dispose or to direct the disposition of: 959,723
For HEF VI LP:
(a)	Amount beneficially owned: 86,724 shares of Common Stock
(b)	Percent of class: 0.3%

(c)	Number of shares as to which such person has:
	(i)	Sole power to vote or to direct the vote: 0
	(ii)	Shared power to vote or to direct the vote: 86,724
	(iii)	Sole power to dispose or to direct the disposition of: 0
	(iv)	Shared power to dispose or to direct the disposition of: 86,724
For HEF VI:
(a)	Amount beneficially owned: 86,724 shares of Common Stock
(b)	Percent of class: 0.3%
(c)	Number of shares as to which such person has:
	(i)	Sole power to vote or to direct the vote: 0
	(ii)	Shared power to vote or to direct the vote: 86,724
	(iii)	Sole power to dispose or to direct the disposition of: 0
	(iv)	Shared power to dispose or to direct the disposition of: 86,724

Item 5	Ownership of Five Percent or Less of a Class
Not applicable.

Item 6	Ownership of More than Five Percent on Behalf of Another Person
Not applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
Not applicable.

Item 8	Identification and Classification of Members of the Group
Not applicable.

Item 9	Notice of Dissolution of Group
Not applicable.

CUSIP No. 45323J 10 3	13G

Item 10	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED: February 16, 2016.

Highland Capital Partners VI Limited Partnership

By:	Highland Management Partners VI Limited Partnership, its General Partner

By:	Highland Management Partners VI, Inc., its General Partner

	By:	/s/ Patrick Cammarata
Authorized Manager

Highland Capital Partners VI-B Limited Partnership

By:	Highland Management Partners VI Limited Partnership, its General Partner

By:	Highland Management Partners VI, Inc., its General Partner

	By:	/s/ Patrick Cammarata
Authorized Manager

Highland Entrepreneurs’ Fund VI Limited Partnership

By:	HEF VI Limited Partnership, its General Partner

By:	Highland Management Partners VI, Inc., its General Partner

	By:	/s/ Patrick Cammarata
Authorized Manager

HEF VI Limited Partnership

By:	Highland Management Partners VI, Inc., its General Partner

	By:	/s/ Patrick Cammarata
Authorized Manager

Highland Management Partners VI Limited Partnership

By:	Highland Management Partners VI, Inc., its General Partner

	By:	/s/ Patrick Cammarata
Authorized Manager

Highland Management Partners VI, Inc.

	By:	/s/ Patrick Cammarata
Authorized Manager

CUSIP No. 45323J 10 3

EXHIBIT I

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the shares of Common Stock of Imprivata, Inc.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

EXECUTED as of this 16th day of February, 2016.

Highland Capital Partners VI Limited Partnership

By:	Highland Management Partners VI Limited Partnership, its General Partner

By:	Highland Management Partners VI, Inc., its General Partner

	By:	/s/ Patrick Cammarata
Authorized Manager

Highland Capital Partners VI-B Limited Partnership

By:	Highland Management Partners VI Limited Partnership, its General Partner

By:	Highland Management Partners VI, Inc., its General Partner

	By:	/s/ Patrick Cammarata
Authorized Manager

Highland Entrepreneurs’ Fund VI Limited Partnership

By:	Highland Management Partners VI Limited Partnership, its General Partner

By:	Highland Management Partners VI, Inc., its General Partner

	By:	/s/ Patrick Cammarata
Authorized Manager

HEF VI Limited Partnership

By:	Highland Management Partners VI, Inc., its General Partner

	By:	/s/ Patrick Cammarata
Authorized Manager

Highland Management Partners VI Limited Partnership

By:	Highland Management Partners VI, Inc., its General Partner

	By:	/s/ Patrick Cammarata
Authorized Manager

Highland Management Partners VI, Inc.

	By:	/s/ Patrick Cammarata
Authorized Manager